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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form S-6 (Registration No. 333-01581)(the "Registration Statement") of our reports dated February 12, 1999, February 11, 1998, and February 14, 1997 relating to the financial statements of MONY Variable Account L-Strategist/MONYEquity Master and our report dated February 15, 1999, except for Note 17(b) as to which the date is March 22, 1999, relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries, formerly known as The Mutual Life Insurance Company of New York and Subsidiaries, which appear in such Prospectus. We also consent to the reference to our Firm under the headings "Independent Accountants" and "Financial Statements" in such Prospectus.

PricewaterhouseCoopers LLP

New York, New York
March 29, 1999